Exhibit 99.1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the stockholders and the Board of Directors of StemoniX, Inc.:

Opinion on the Financial Statements

We have audited the accompanying balance sheets of StemoniX, Inc. (the “Company”) as of December 31, 2020 and 2019, and the related statements of operations, temporary equity and common stockholders’ deficit, and cash flows for each of the two years ended December 31, 2020, and the related notes (collectively, the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of its operations and its cash flows for each of the two years ended December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the US federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matter

The critical audit matter communicated below is a matter arising from the current-period audit of the financial statements that was communicated or required to be communicated to the audit committee and that (1) relates to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing a separate opinion on the critical audit matter or on the accounts or disclosures to which it relates.

Share Settlement Obligation Derivative — Refer to Notes 1 and 10 to the financial statements

Critical Audit Matter Description

The Company evaluates its debt and equity issuances to determine if those contracts or embedded components of those contracts qualify as derivative instruments requiring separate recognition in the Company’s financial statements. In 2020, the Company issued convertible notes containing a share settlement redemption feature valued at $1,690 thousand at December 31, 2020, which requires conversion at the lesser of specified discounts from qualified financing price per share or the fair value of the common stock at the time of conversion. The fair value of the share settlement obligation derivative is recorded as a liability and is measured based on unobservable inputs – the probability of a conversion event and the discount on the notes. The discount changes based on the passage of time between issuance of the convertible notes and the conversion event. The fair value of the embedded derivative instrument is revalued as of each reporting date and the $503 thousand change in fair value during the current year was recorded in other income (expense) in the statement of operations.

We identified the share settlement obligation derivative as a critical audit matter because of the complexity in applying the accounting framework for embedded derivative instruments and the estimates and judgments made by management in the determination of the fair value. This required a high degree of auditor judgment and an increased extent of effort to audit and evaluate the appropriateness of the accounting for the embedded derivative instrument and the reasonableness of the unobservable inputs utilized in the fair value estimate of the share settlement obligation derivative.

How the Critical Audit Matter Was Addressed in the Audit

Our audit procedures related to the accounting for the embedded derivative instrument, including the Company’s judgments and unobservable inputs related to the fair value of the share settlement obligation derivative, included the following procedures, among others:

●	With the assistance of professionals in our firm having expertise in debt issuance accounting, including share settlement redemption features, we evaluated the Company’s conclusions regarding the accounting treatment applied to the convertible notes and share settlement obligation derivative.

●	We performed detail testing to evaluate the accuracy and completeness of the recorded convertible notes, for which the share settlement obligation derivative is derived.

●	We performed sensitivity analyses to evaluate the range of estimation uncertainty and potential impact on the fair value of the share settlement obligation derivative based on the probability of a conversion event and the timing of such event.

●	We developed an independent fair value estimate of the share settlement obligation derivative and compared our estimate to the Company’s estimate.

DELOITTE & TOUCHE LLP

Minneapolis, MN
March 30, 2021

We have served as the Company’s auditor since 2020.

STEMONIX, INC.

BALANCE SHEETS

(Shares and USD in Thousands)

	As of December 31,
	2020	2019
ASSETS
Current assets:
Cash and cash equivalents	$792	$315
Trade accounts and other receivables	357	230
Inventory	415	372
Prepaid expenses and other current assets	223	311
Total current assets	$1,787	$1,228
Non-current assets:
Fixed assets, net	1,031	1,589
Right-of-use asset, net	1,095	1,200
Deposits	136	176
Total non-current assets	$2,262	$2,965
TOTAL ASSETS	$4,049	$4,193

LIABILITIES, TEMPORARY EQUITY AND COMMON STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$1,300	$422
Accrued expenses	162	153
Obligations under operating leases, current portion	486	508
Obligations under finance leases, current portion	-	76
Other current liabilities	101	90
Total current liabilities	$2,049	$1,249
Non-current liabilities:
Obligations under operating leases, less current portion	627	717
Share-settlement obligation derivative	1,690	-
Accrued interest	277	-
Long-term debt	6,839	83
Total liabilities	$11,482	$2,049

Commitments and contingencies
Temporary equity:
Series A Convertible Preferred stock, $0.0001 par value; 4,700 shares authorized, and 4,612 issued and outstanding as of December 31, 2020 and 2019 (liquidation value of $11,732 and $11,732, respectively, as of December 31, 2020 and 2019)	12,356	12,356
Series B Convertible Preferred stock, $0.0001 par value; 4,700 shares authorized, and 3,489 and 3,735 shares issued and outstanding, respectively, as of December 31, 2020 and 2019 (liquidation value of $15,707 and $17,055, respectively, as of December 31, 2020 and 2019)	16,651	18,045
Total temporary equity	$29,007	$30,401
Common stockholders’ deficit:
Common stock, $0.0001 par value, 100,000 shares authorized, and 2,594 and 2,456 shares issued and outstanding, respectively, as of December 31, 2020 and 2019	-	-
Additional paid-in capital	1,514	1,047
Accumulated deficit	(37,954)	(29,304)
Total common stockholders’ deficit	$(36,440)	$(28,257)
TOTAL LIABILITIES, TEMPORARY EQUITY AND COMMON STOCKHOLDERS’ DEFICIT	$4,049	$4,193

The accompanying notes are an integral part of these financial statements.

STEMONIX, INC.

STATEMENTS OF OPERATIONS

(Shares and USD in Thousands)

	For the years ended December 31,
	2020	2019
Revenues:
Service	$588	$371
Product	279	234
Total revenues	$867	$605
Operating costs and expenses:
Cost of goods sold – service	384	220
Cost of goods sold – product	717	1,484
Research and development	3,232	3,994
Selling, general and administrative	2,717	3,869
Merger related costs	1,440	-
Total operating costs and expenses	$8,490	$9,567
Loss from operations	$(7,623)	$(8,962)
Other (expense) income:
Other income	11	-
Change in fair value of share-settlement obligation derivative	(503)	-
Interest income	-	18
Interest expense	(535)	(12)
Total other (expense) income	$(1,027)	$6
Loss before income taxes	$(8,650)	$(8,956)
Income tax expense (benefit)	-	-
Net loss	$(8,650)	$(8,956)
Net loss per common share:
Net loss per share attributable to common stock shareholders- Basic and Diluted	$(3.48)	$(3.71)
Weighted average shares outstanding:
Weighted average common shares outstanding- Basic and Diluted	2,486	2,417

The accompanying notes are an integral part of these financial statements.

STEMONIX, INC.

STATEMENTS OF TEMPORARY EQUITY AND COMMON STOCKHOLDERS’ DEFICIT

(Shares and USD in Thousands)

										Total
	Series A Preferred Stock		Series B Preferred Stock		Total Temporary	Common Stock		Additional Paid In	Accumulated	Common Stockholders’
	Shares	Amount	Shares	Amount	Equity	Shares	Amount	Capital	Deficit	Deficit
Balance as of January 1, 2019	4,612	$12,356	3,164	$15,072	$27,428	2,384	-	$690	($20,348)	($19,658)
Stock-based compensation	-	-	-	-	-	-	-	223	-	223
Issuance of shares for services	-	-	-	-	-	35	-	80	-	80
Exercise of stock options	-	-	-	-	-	37	-	54	-	54
Issuance of Series B Convertible Preferred shares, net of issuance costs of $96	-	-	571	2,973	2,973	-	-	-	-	-
Net loss	-	-	-	-	-	-	-	-	(8,956)	(8,956)
Balance as of December 31, 2019	4,612	12,356	3,735	18,045	30,401	2,456	-	1,047	(29,304)	(28,257)
Stock-based compensation	-	-	-	-	-	-	-	216	-	216
Series B Convertible Preferred stock exchanged for 2020 Convertible Notes	-	-	(487)	(2,674)	(2,674)		-	-	-
Issuance of shares for services	-	-	5	30	30	20	-	40	-	40
Issuance of Series B Convertible Preferred stock, net of issuance costs of $41	-	-	236	1,250	1,250	-	-	-	-
Executive restricted common stock grants	-	-	-	-	-	43	-	86	-	86
Issuance of shares upon exercise of common stock options	-	-	-	-	-	63	-	99	-	99
Exercise of options in exchange for a note payable	-	-	-	-	-	12	-	26	-	26
Net loss	-	-	-	-	-	-	-	-	(8,650)	(8,650)
Balance as of December 31, 2020	4,612	$12,356	3,489	$16,651	$29,007	2,594	-	$1,514	($37,954)	($36,440)

The accompanying notes are an integral part of these financial statements.

STEMONIX, INC.

STATEMENTS OF CASH FLOWS

(Thousands in USD)

	For the years ended December 31,
	2020	2019
Cash Flows from Operating Activities:
Net loss	$(8,650)	$(8,956)
Reconciliation of net loss to net cash used in operating activities:
Stock-based compensation	372	303
Change in fair value of share-settlement obligation derivative	503	-
Accretion of debt discount	235	-
Depreciation expense	572	530
Amortization of operating lease right-of-use assets	538	385
PPP loan and EIDL grant forgiveness	(740)	-
Loss on disposal of equipment	29	-
Changes in operating assets and liabilities:
Trade accounts and other receivables	(127)	(16)
Inventory	(43)	(182)
Prepaid expenses and other current assets	68	(43)
PPP loan and EIDL grant proceeds	740	-
Accounts payable	878	273
Obligations under operating leases	(485)	(367)
Accrued expenses and other current liabilities	298	182
Net cash used in operating activities	$(5,812)	$(7,891)
Cash Flows from Investing Activities:
Equipment purchases	(60)	(390)
Proceeds from sale of equipment	17	-
Net cash used in investing activities	$(43)	$(390)
Cash Flows from Financing Activities:
Issuance of convertible notes, net of issuance costs	4,923	3,027
Related party notes payable	80	-
EIDL loan proceeds	57	-
Issuance of shares, net of issuance costs	1,348	-
Principal payments on obligations under finance leases	(76)	(78)
Net cash provided by financing activities	$6,332	$2,949
Net increase (decrease) in cash and cash equivalents	477	(5,332)
Cash and cash equivalents, beginning of the year	315	5,647
Cash and cash equivalents, end of the year	$792	$315
Supplemental disclosure of cash flow information:
Cash paid for interest	$5	$12
Cash paid for income taxes	1	3
Non-cash investing activities:
ROU asset obtained in exchange of lease obligation	$373	$1,140
Non-cash financing activities:
Related party note payable converted to 2020 Convertible Notes	$55	$-
Related party note exchanged for stock option exercise	26	-
Series B Preferred stock exchanged for 2020 Convertible Notes	2,674	-

The accompanying notes are an integral part of these financial statements.

1.	Description of Business and Summary of Significant Accounting Policies

(a)	Description of Business

StemoniX, Inc. (“StemoniX” or “the Company”) is empowering the discovery of new medicines through the convergence of novel human biology and software technologies. StemoniX develops and manufactures high-density, at-scale human induced pluripotent stem cell (iPSC) derived neural, cardiac and pancreatic screening platforms for drug discovery and development. The Company was founded in April 2014 and has locations in Maple Grove, Minnesota and La Jolla, California.

(b)	Basis of Presentation

The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). For purposes of presentation, the Company considers itself a public business entity (“PBE”). There was no other comprehensive income or loss attributable to the years ended December 31, 2020 or 2019.

(c)	Cancer Genetics, Inc. (“CGI”) Merger

CGI, StemoniX and CGI Acquisition, Inc. (“Merger Sub”) entered into a merger agreement on August 21, 2020 which was amended on February 8, 2021 and February 26, 2021. Pursuant to the terms of the Merger Agreement and approval by the CGI and StemoniX shareholders, Merger Sub was merged with and into StemoniX on March 30, 2021, with StemoniX surviving the merger as a wholly owned subsidiary of CGI. For U.S. federal income tax purposes, the merger qualified as a tax-free “reorganization”. To consummate the merger, Cancer Genetics will issue shares of its common stock to the Company’s shareholders and amended the Cancer Genetics Certificate of Incorporation based on terms of the Merger Agreement between Cancer Genetics and the Company. The merger will be accounted for as a reverse acquisition with StemoniX being the accounting acquirer of Cancer Genetics. All StemoniX outstanding equity, including Series A Preferred, Series B Preferred, Series C Preferred and common stock as well as 2020 Convertible Notes and related accrued interest were exchanged for Cancer Genetics common stock.

For the year ended December 31, 2020, the Company incurred $1,440 of costs associated with the Cancer Genetics merger that have been reported on the statement of operations as merger related costs. As of December 31, 2020, accounts payable includes $1,005 of merger-related costs.

(d)	COVID-19 and the Potential Impact

On March 11, 2020 the World Health Organization declared the novel strain of coronavirus (“COVID-19”) a global pandemic and recommended containment and mitigation measures worldwide. Many of the Company’s customers worldwide were impacted by COVID-19 and temporarily closed their facilities which impacted revenues in the first half of 2020. Further, the Company’s fund raising was negatively impacted in the first half of 2020 resulting from the COVID-19 pandemic. While the impact of the pandemic on our business has lessened in the second half of 2020, the global outbreak of COVID-19 continues with new variants and is impacting the way we operate our business as well as in certain circumstances limiting the availability of lab supplies. The extent to which the COVID-19 may impact the Company’s future business will depend on future developments, which are highly uncertain and cannot be predicted with confidence, such as the availability and effectiveness of vaccines, the duration of the outbreak, travel restrictions and social distancing in the United States and other countries, business closures or business disruptions, and the effectiveness of actions taken in the United States and other countries to contain and treat the disease.

In April 2020, the Company applied for and received a $730 loan under the Payroll Protection Plan (“PPP”) as part of the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”). Under the PPP, the Company received funds for two and a half months of payroll, rent, utilities, and interest cost. In addition, the Company applied for and received a $57 Economic Injury Disaster Loan (“EIDL”) loan and a $10 EIDL grant from the Small Business Administration in connection with the COVID-19 impact on the Company’s business. The EIDL loan bears interest at 3.75% and is repayable in monthly installments starting in June 2021 with a final balance due on June 21, 2050. Based on the CARES Act and the U.S. President’s signing of the omnibus spending bill on December 27, 2020, $730 of the PPP loan will be forgiven as well as the $10 EIDL grant. The $730 PPP loan forgiveness and $10 EIDL grant was recorded as a reduction in operating expenses during the year ended December 31, 2020.

The Company is actively monitoring the impact of the COVID-19 pandemic on its business, results of operations and financial condition. The full extent to which the COVID-19 pandemic will directly or indirectly impact the Company’s business, results of operations and financial condition in the future is unknown at this time and will depend on future developments that are highly unpredictable.

(e)	Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The Company’s significant estimates include estimated transaction price, including variable consideration, of the Company’s revenue contracts; the useful lives of fixed assets; the valuation of derivatives, deferred tax assets, inventory, right-of-use assets and lease liabilities, stock-based compensation, income tax uncertainties, and other contingencies.

(f)	Segment Reporting

Operating segments are identified as components of an enterprise about which separate discrete financial information is available for evaluation by the chief operating decision-maker in making decisions regarding resource allocation and assessing performance. All the Company’s assets are maintained in the United States and the Company views its operations and manages its business as one segment.

(g)	Risks and Uncertainties

The Company operates in an industry that is subject to intense competition, government regulation and rapid technological change. The Company’s operations are subject to significant risk and uncertainties including financial, operational, technological, regulatory, and other risks, including the potential risk of business failure.

(h)	Cash and Cash Equivalents

The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

(i)	Restricted Cash

Restricted cash consists of funds that are contractually restricted as to usage or withdrawal due to a contractual collateral agreement for bank-issued credit cards. From time to time the Company may receive investment funds for current financing rounds that have not yet had a closing to allow the Company to record the proceeds as convertible notes or equity. In these instances, the Company has classified cash received prior to a financing closing as restricted cash. Restricted cash of $65 as of December 31, 2019 is included within cash and cash equivalents on the balance sheet. There is no restricted cash as of December 31, 2020.

(j)	Trade Accounts Receivable

Trade accounts receivable are recorded at the invoiced amount and do not bear interest. The Company records an allowance for doubtful accounts for estimated losses inherent in its accounts receivable portfolio. In establishing the required allowance, management considers historical losses adjusted to consider current market conditions and the Company’s customers’ financial condition, the amount of receivables in dispute, and the current receivables aging and current payment patterns. The Company reviews its allowance for doubtful accounts monthly. No allowance was recorded as of December 31, 2020 or 2019. Write-offs for 2020 and 2019 were not significant. The Company does not have any off-balance-sheet credit exposure related to its customers.

(k)	Other Receivables

For the years ended December 31, 2020 and 2019, the Company elected to use federal research and development (“R&D”) tax credits to offset federal payroll taxes paid. The Company recorded R&D tax credit receivables of $133 and $106 as of December 31, 2020 and 2019, respectively. For the years ended December 31, 2020 and 2019, the Company recognized $190 and $223, respectively, of R&D tax credits as a reduction in payroll tax expense.

(l)	Concentrations of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash and cash equivalents, restricted cash, and trade receivables. The Company places cash and cash equivalents in various financial institutions with high credit rating and limits the amount of credit exposure to any one financial institution. Trade receivables are primarily from clients in the pharmaceutical and biotechnology industries, as well as academic and government institutions. Concentrations of credit risk with respect to trade receivables, which are typically unsecured, are limited due to the wide variety of customers using the Company’s products and services as well as their dispersion across many geographic areas. As of December 31, 2020, the three customers represented 10% or more of the Company’s total trade accounts receivable and, in aggregate, represented 73%, or $131, of the Company’s total trade accounts receivable. As of December 31, 2019, four customers represented 10% or more of the Company’s total trade accounts receivable and, in aggregate, represented 70%, or $161, of the Company’s total trade accounts receivable.

(m)	Inventory

Inventory is stated at the lower of cost or net realizable value, with cost being determined on a first-in first-out basis. Cost includes materials, labor and manufacturing overhead related to the purchase and production of inventory. Costs associated with the underutilization of capacity are expensed to Cost of goods sold - products as incurred. Inventory is adjusted for excess of obsolete amounts. Evaluation of excess inventory includes items such as inventory levels, anticipated usage, customer demand, among others.

(n)	Revenue Recognition

The Company recognizes revenue when it satisfies performance obligations under the terms of its contracts, and transfers control of the product to its customers in an amount that reflects the consideration the Company expects to receive from its customers in exchange for those products. This process involves identifying the customer contract, determining the performance obligations in the contract, determining the contract price, allocating the contract price to the distinct performance obligations in the contract, and recognizing revenue when the performance obligations have been satisfied. A performance obligation is considered distinct from other obligations in a contract when it (a) provides a benefit to the customer either on its own or together with other resources that are readily available to the customer and (b) is separately identified in the contract. The Company considers a performance obligation satisfied once it has transferred control of a product to a customer, which is generally upon shipment as the customer has the ability to direct the use and obtain the benefit of the product.

The Company’s primary sources of revenue are product sales from the sale of microOrgan® plates and the performance of preclinical drug testing services using the microOrgan technology. The Company does not act as an agent in any of its revenue arrangements.

For product contracts, revenue is recognized at a point-in-time upon delivery to the customer. Product contracts with customers generally state the terms of the sale, including the quantity and price of each product purchased. Payment terms and conditions may vary by contract, although terms generally include a requirement of payment within a range of 30 to 90 days after the performance obligation has been satisfied. As a result, the contracts do not include a significant financing component. In addition, contacts typically do not contain variable consideration as the contracts include stated prices. The Company provides assurance-type warranties on all of its products, which are not separate performance obligations.

For service contracts, revenue is recognized over time and is generally defined pursuant to an enforceable right to payment for performance completed on service projects for which the Company has no alternative use as customer furnished compounds are added to Company plates for testing. The Company does not obtain control of the customer furnished compounds as the Company does not have the ability to direct the use. Revenue is measured by the costs incurred to date relative to the estimated total direct costs to fulfill each contract (cost-to-cost method). Incurred costs represent work performed, which corresponds with, and thereby best depicts, the transfer of control to the customer. Contract costs include labor, materials and overhead.

Some contracts offer price discounts after a specified volume has been purchased. The Company evaluates these options to determine whether they provide a material right to the customer, representing a separate performance obligation. If the option provides a material right to the customer, revenue is allocated to these rights and deferred; subsequently the revenue is recognized when those future goods or services are transferred, or when the option expires.

Contract assets primarily represent revenue earnings over time that are not yet billable based on the terms of the contracts. Contract liabilities consist of fees invoiced or paid by the Company’s customers for which the associated performance obligations have not been satisfied and revenue has not been recognized based on the Company’s revenue recognition criteria described above.

The Company records all amounts collected for shipping as revenue. Amounts collected from customers for sales tax are recorded in sales net of amounts paid to related taxing authorities.

Contract assets were $32 and $0 as of December 31, 2020 and 2019, respectively. Contract liabilities were $92 and $87 related to unfulfilled performance obligations as of December 31, 2020 and 2019, respectively, and are recorded in other current liabilities as customer deposits.

(o)	Derivative Instruments

The Company recognizes all derivative instruments as either assets or liabilities in the balance sheet at their respective fair values. The Company evaluates its debt and equity issuances to determine if those contracts or embedded components of those contracts qualify as derivatives requiring separate recognition in the Company’s financial statements. The result of this accounting treatment is that the fair value of the embedded derivative is revalued as of each reporting date and recorded as a liability, and the change in fair value during the reporting period is recorded in other income (expense) in the statements of operations. In circumstances where the embedded conversion option in a convertible instrument is required to be bifurcated and there are also other embedded derivative instruments in the convertible instrument that are required to be bifurcated, the bifurcated derivative instruments are accounted for as a single, compound derivative instrument. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is reassessed at the end of each reporting period. Derivative instrument liabilities are classified in the balance sheet as current or non-current based on whether or not net-cash settlement of the derivative instrument is expected within twelve months of the balance sheet date.

(p)	Warrants

The Company accounts for its preferred stock warrants issued to non-employees in equity as issuance costs, as the warrants were issued as vested share-based payment compensation to nonemployees.

(q)	Net Loss Per Share

Basic loss per share is computed by dividing loss available to common shareholders by the weighted-average number of shares of common stock outstanding during the period. Diluted loss per share is computed by dividing loss available to common shareholders by the weighted-average number of shares of common shares outstanding during the period increased to include the number of additional common shares that would have been outstanding if the potentially dilutive securities had been issued, using the treasury-stock method. As the Company incurred losses for all periods presented, potentially dilutive securities have been excluded from fully diluted loss per share as their impact is anti-dilutive and would reduce the loss per share.

(r)	Convertible Notes

The Company accounts for convertible notes using an amortized cost model. Debt issuance costs and the initial fair value of bifurcated compound derivatives reduce the initial carrying amount of the convertible notes. The carrying value is accreted to the stated principal amount at contractual maturity using the effective-interest method with a corresponding charge to interest expense. Debt discounts are presented on the balance sheet as a direct deduction from the carrying amount of that related debt.

(s)	Fixed Assets

The Company’s purchased fixed assets are stated at cost. Fixed assets under finance leases are stated at the present value of minimum lease payments.

Depreciation is calculated using the straight-line method over the estimated useful lives of the assets. The estimated useful life of equipment is five years. Leasehold improvements are depreciated over the shorter of useful life or the lease term. Repair and maintenance costs are expensed as incurred.

Long-lived assets, such as fixed assets subject to depreciation, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If circumstances require a long-lived asset or asset group be tested for possible impairment, the Company first compares undiscounted cash flows expected to be generated by that asset or asset group to its carrying amount. If the carrying amount of the long-lived asset or asset group is not recoverable on an undiscounted cash flow basis, an impairment is recognized to the extent that the carrying amount exceeds its fair value. As of December 31, 2020 and 2019, the Company determined that there were no indicators of impairment and did not recognize any fixed asset impairment. Fair value is determined through various valuation techniques including discounted cash flow models, quoted market values and appraisals, as considered necessary.

The Company does not have any intangible assets subject to amortization.

(t)	Leases

The Company leases office space, laboratory facilities, and equipment. The Company determines if an arrangement is or contains a lease at contract inception and recognizes a right-of-use (ROU) asset and a lease liability at the lease commencement date.

For operating leases, the lease liability is initially and subsequently measured at the present value of the unpaid lease payments at the lease commencement date. For finance leases, the lease liability is initially measured in the same manner and date as for operating leases and is subsequently measured at amortized cost using the effective-interest method. The Company has elected the practical expedient to account for lease and non-lease components as a single lease component. Therefore, the lease payments used to measure the lease liability includes all of the fixed consideration in the contract.

Key estimates and judgments include how the Company determines (1) the discount rate it uses to discount the unpaid lease payments to present value, (2) lease term and (3) lease payments. The Company discounts its unpaid lease payments using the interest rate implicit in the lease or, if that rate cannot be readily determined, its incremental borrowing rate. Generally, the Company cannot determine the interest rate implicit in the lease because it does not have access to the lessor’s estimated residual value or the amount of the lessor’s deferred initial direct costs. Therefore, the Company generally uses its incremental borrowing rate as the discount rate for the lease. The Company’s incremental borrowing rate for a lease is the rate of interest it would have to pay on a collateralized basis to borrow an amount equal to the lease payments under similar terms. Because the Company does not generally borrow on a collateralized basis, it uses the interest rate it pays on its noncollateralized borrowings as an input to deriving an appropriate incremental borrowing rate, adjusted for the lease payments, the lease term and the effect on that rate of designating specific collateral with a value equal to the unpaid lease payments for that lease.

The lease term for all of the Company’s leases includes the noncancellable period of the lease plus any additional periods covered by either a Company option to extend (or not to terminate) the lease that the Company is reasonably certain to exercise, or an option to extend (or not to terminate) the lease controlled by the lessor.

(u)	Research and Development and Advertising Costs

Research and development as well as advertising costs are expensed as incurred. Research and development costs primarily consist of personnel costs, including salaries and benefits, lab materials and supplies, and overhead allocation consisting of various support and facility related costs. Research and development costs amounted to $3,232 and $3,994 in 2020 and 2019, respectively. Advertising costs amounted to $52 and $91 in 2020 and 2019, respectively.

(v)	Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. A valuation allowance is provided when it is more likely than not that some portion of the deferred tax asset will not be realized. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. The Company recognizes the effect of income tax positions only if those positions are more likely than not to be sustained. Recognized income tax positions are measured at the largest amount that is greater than 50% likely of being realized. Changes in recognition or measurement are reflected in the period in which the change in judgment occurs. The Company records interest related to unrecognized tax benefits in interest expense and penalties in selling, general, and administrative expenses.

(w)	Stock Option Plan

The Company recognizes all employee stock-based compensation as a cost in the financial statements. Equity-classified awards are measured at the grant date fair value of the award. The Company estimates grant date fair value using the Black-Scholes-Merton option-pricing model and accounts for forfeitures as they occur.

Excess tax benefits of awards related to stock option exercises are recognized as an income tax benefit in the statements of operations and reflected in operating activities in the statements of cash flows.

(x)	Commitments and Contingencies

Liabilities for loss contingencies arising from claims, assessments, litigation, fines, and penalties and other sources are recorded when it is probable that a liability has been incurred and the amount can be reasonably estimated. Legal costs incurred in connection with loss contingencies are expensed as incurred.

(y)	Fair Value Measurements

The Company uses valuation approaches that maximize the use of observable inputs and minimize the use of unobservable inputs to the extent possible. The Company determines fair value based on assumptions that market participants would use in pricing an asset or liability in the principal or most advantageous market. When considering market participant assumptions in fair value measurements, the following fair value hierarchy distinguishes between observable and unobservable inputs, which are categorized in one of the following levels:

●	Level 1 inputs: Unadjusted quoted prices in active markets for identical assets or liabilities accessible to the reporting entity at the measurement date.

●	Level 2 inputs: Other than quoted prices included in Level 1 inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the asset or liability.

●	Level 3 inputs: Unobservable inputs for the asset or liability used to measure fair value to the extent that observable inputs are not available, thereby allowing for situations in which there is little, if any, market activity for the asset or liability at measurement date.

The fair value hierarchy also requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. Assets and liabilities measured at fair value are classified in their entirety based on the lowest level of input that is significant to the fair value measurement.

(z)	Newly Adopted Accounting Pronouncements

In November 2019, the FASB issued ASU 2019-08, “Compensation—Stock Compensation (Topic 718) and Revenue from Contracts with Customers (Topic 606): Codification Improvements—Share-Based Consideration Payable to a Customer”, which clarifies that share-based consideration payable to a customer is measured under stock compensation guidance. Under ASU 2019-08, awards issued to customers are measured and classified following the guidance in Topic 718 while the presentation of the fair value of the award is determined following the guidance in ASC 606. ASU 2019-08 is effective in fiscal years beginning after December 15, 2019. The adoption of this standard on January 1, 2020 did not have an impact on the financial statements as the Company does not grant awards to customers. See Note 12 for further details on the Company’s stock-based compensation plans.

In June 2016, the FASB issued ASU 2016-13, “Financial Instruments - Credit Losses.” The standard, including subsequently issued amendments, requires a financial asset measured at amortized cost basis, such as accounts receivable and certain other financial assets, to be presented at the net amount expected to be collected based on relevant information about past events, including historical experience, current conditions, and reasonable and supportable forecasts that affect the collectability of the reported amount. This ASU was effective on January 1, 2020, and interim periods within 2020, and its adoption requires the use of the modified retrospective approach. Based on the composition of the Company’s trade receivables and other financial assets, current market conditions, and historical credit loss activity, the adoption of this standard did not have a material impact on the Company’s financial statements and related disclosures.

In August 2018, the FASB issued ASU 2018-13, “Fair Value Measurement (Topic 820): Disclosure Framework—Changes to the Disclosure Requirements for Fair Value Measurement”, which modifies the disclosure requirements on fair value measurements in ASC 820, Fair Value Measurement. After the adoption of this update, an entity will no longer be required to disclose the amount of and reasons for transfers between Level 1 and Level 2 of the fair value hierarchy; the policy for timing of transfers between levels; the valuation processes for Level 3 fair value measurements. ASU 2018-13 was effective for the Company’s annual period beginning January 1, 2020. The amendments on changes in unrealized gains and losses should be applied prospectively for only the most recent period presented in the initial fiscal year of adoption. All other amendments have been applied retrospectively to all periods presented on their effective date. Under this update, the Company’s financial statements include fewer disclosures about fair value measurements; however, this did not have a material impact on the Company’s financial statements.

(aa)	Recently Issued Accounting Standards

In December 2019, the FASB issued ASU No. 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes, which eliminates certain exceptions related to the approach for intraperiod tax allocation, the methodology for calculating income taxes in an interim period, and the recognition of deferred tax liabilities for outside basis differences. The amended guidance also clarifies and simplifies other aspects of the accounting for income taxes under ASC Topic 740, Income Taxes. The amended guidance of ASU No. 2019-12 will become effective for the Company on January 1, 2022. Early adoption is permitted. The Company is currently evaluating the impact of this new standard on its financial statements.

In January 2020, the FASB issued ASU No. 2020-01, Investments - Equity Securities (Topic 321), Investments - Equity Method and Joint Ventures (Topic 323), and Derivatives and Hedging (Topic 815), which clarified that before applying or upon discontinuing the equity method of accounting for an investment in equity securities, an entity should consider observable transactions that require it to apply or discontinue the equity method of accounting for the purposes of applying the fair value measurement alternative. The amended guidance will become effective for the Company on January 1, 2022. Early adoption is permitted. The Company does not believe this standard will have a material impact on its financial statements.

In March 2020, the FASB issued ASU No. 2020-04, Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting, which provides temporary optional guidance to ease the potential burden of accounting for reference rate reform due to the cessation of the London Interbank Offered Rate, commonly referred to as “LIBOR.” The temporary guidance provides optional expedients and exceptions for applying U.S. GAAP to contracts, relationships, and transactions affected by reference rate reform if certain criteria are met. The provisions of the temporary optional guidance are only available until December 31, 2022, when the reference rate reform activity is expected to be substantially complete. When adopted, entities may apply the provisions as of the beginning of the reporting period when the election is made. The Company does not believe this standard will have a material impact on its financial statements and has yet to elect an adoption date.

2.	Liquidity

The Company has a history of operating losses as it has developed its human organoids for drug toxicity and efficacy testing. Through December 31, 2020, the Company’s operating activities have all been funded with customer revenues, proceeds from the sale of convertible notes and preferred stock securities, PPP and EIDL loan proceeds, lease financing and R&D tax credits to offset federal payroll taxes. During the year ended December 31, 2020, the Company incurred a net loss of $8,650, including $1,440 of merger-related expenses. As of December 31, 2020, the Company’s accumulated deficit was $37,954. Cash used in operating activities for the year ended December 31, 2020 was $5,812. As of December 31, 2020, the Company had $792 of available cash to fund ongoing operating activities.

As a stand-alone entity, the Company needs to increase revenues, including licensing of its core technology, to be profitable or have positive operating cash flow during 2021. The Company expects to further invest in research and development activities to develop human organoids for internal and external drug discovery as well as related business development activities. As more fully described in note 18 to these financial statements, effective March 30, 2021 the Company closed its merger with Cancer Genetics, Inc. At the close of the merger, Cancer Genetics cash balances aggregated approximately $30,966 which provides sufficient funding for the combined companies well into 2022.

The Company may require additional capital to fully implement or accelerate the scope of its anticipated business operations. The Company will have to continue to rely on operating cash flows, lease, equity and/or debt financing to achieve its business goals.

3.	Prepaid Expenses and Other Current Assets

Prepaid expenses and other current assets as of December 31 are as follows:

	2020	2019
Capitalized contract fees	$57	$119
Other receivables	32	108
Prepaid rent	54	65
Prepaid insurance	77	-
Other current assets	3	19
Total prepaid expenses and other current assets	$223	$311

4.	Inventory

The Company’s inventory as of December 31 consists of the following:

	2020	2019
Raw materials	$254	$241
Work in-process	121	131
Finished goods	40	-
Total inventory	$415	$372

5.	Fixed Assets

Presented in the table below are the major classes of fixed assets by category:

	As of December 31, 2020
	Cost	Accumulated Depreciation	Net Book Value
Equipment	$2,212	$1,266	$946
Leasehold improvements	240	155	85
Total fixed assets	$2,452	$1,421	$1,031

	As of December 31, 2019
	Cost	Accumulated Depreciation	Net Book Value
Equipment	$2,209	$840	$1,369
Leasehold improvements	240	92	148
Equipment under finance leases	289	217	72
Total fixed assets	$2,738	$1,149	$1,589

As of December 31, 2020 and 2019, fixed assets included gross assets held under finance leases of $0 and $289, respectively. Related depreciation expense for these assets was $72 for each of the years ended December 31, 2020 and 2019.

Depreciation expense is recorded within operating costs in the statements of operations and amounted to $572 and $530 for the years ended December 31, 2020 and 2019, respectively.

6.	Leases

The Company is obligated under finance leases related to certain equipment that were paid in full in 2020. The Company leases its laboratory, research and administrative office space under various operating leases. As of December 31, 2020, the Company leases facilities in Maple Grove, Minnesota and in La Jolla, California under arrangements which expire in July 2027 and February 2022, respectively. In 2020 the Company signed a five-year extension of its Maple Grove, Minnesota facility lease. The amendment reduces the Company’s rent to $10 per month plus operating costs and extends the lease to July 31, 2027. The monthly rentals are subject to a 2% annual rate increase. The Company recorded an increase to the ROU asset of $373 in 2020 related to this lease amendment. These leases require monthly rent with periodic rent increases. Under the agreements, the Company is also liable for certain insurance, property tax and common area maintenance costs.

The components of operating and finance lease expense for the year ended December 31, are as follows:

	2020	2019
Operating lease cost	$466	$670
Finance lease cost:
Depreciation of ROU assets	72	72
Interest on lease liabilities	4	12
Total finance lease cost	76	84
Variable lease costs	-	-
Short-term lease costs	-	-
Total lease cost	$542	$754

Amounts reported in the balance sheet as of December 31 are as follows:

	2020	2019
Operating leases:
Operating lease ROU assets	$1,095	$1,200
Operating lease current liabilities	486	508
Operating lease long-term liabilities	627	717
Total operating lease liabilities	1,113	1,225
Finance Leases:
Equipment	289	289
Accumulated Depreciation	289	217
Finance leases, net	-	72
Current installment obligations under finance leases	-	76
Long-term portion of obligations under finance leases	-
Total finance lease liabilities	$-	$76

Other information related to leases as of December 31, 2020 is as follows:

	2020	2019
Supplemental cash flow information:
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flow from operating leases	$594	$503
Financing cash flow from finance leases	80	89
ROU assets obtained in exchange for lease obligations:
Operating leases	$373	$1,140
Finance leases	-	-
Weighted average remaining lease term:
Operating leases	5.91 years	2.26 years
Finance leases	-	1 year
Weighted average discount rate:
Operating leases	10%	10%
Finance leases	-	10%

Annual payments of lease liabilities under noncancelable leases as of December 31, 2020 are as follows:

Operating leases
2021	$570
2022	198
2023	126
2024	128
2025	131
Thereafter	213
Total undiscounted lease payments	1,366
Less: Imputed interest	253
Total lease liabilities	$1,113

7.	Income Taxes

The loss before taxes for the years ended December 31, 2020, and 2019, was ($8,650) and ($8,956), respectively. The Company did not record any current, deferred, or net income tax expense (benefit) in 2020 or 2019.

Income tax expense (benefit) differed from the amounts computed by applying the U.S. federal income tax rate of 21% to pretax loss as a result of the following:

	2020	2019
Computed “expected” tax benefit	$(1,816)	$(1,882)
Deferred rate change	76	1
State taxes, net of federal tax effect	(419)	(813)
Change in valuation allowance	1,726	2,593
Non-deductible transaction costs	290	-
Non-deductible interest	218	-
CARES act PPP loan	(153)	-
Other, net	78	101
Income tax (benefit) expense	$-	$-

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities as of December 31, 2020 and 2019, respectively, are presented below.

	2020	2019
Deferred tax assets:
Capitalized research and development costs	$1,367	$847
Stock compensation	82	63
Lease liability	291	372
Loss carryforward	7,672	6,876
Tax credit carryforward	882	731
Total gross deferred tax assets	10,294	8,889
Valuation allowance	(9,955)	(8,440)
Total deferred tax assets	$339	$449

Deferred tax liabilities:
Fixed assets	$(53)	$(85)
Lease right to use assets	(286)	(364)
Total gross deferred tax liabilities	$(339)	$(449)
Net deferred tax asset	$-	$-

The Company assessed that the valuation allowance against its deferred tax assets is still appropriate as of December 31, 2020 and 2019, based on the consideration of all available positive and negative evidence using the “more likely than not” standard required when accounting for income taxes.

As of December 31, 2020, the Company had federal net operating loss carryforwards of $28,808. Of this amount, $11,075 relates to losses originating in tax years beginning prior to January 1, 2018 and expire between 2035 and 2037. The federal net operating losses of $17,733 generated in tax years beginning on or after December 31, 2017 do not expire. Further, as a result of Company ownership changes, loss carryforwards may be subject to limitations by Section 382 of the Internal Revenue Code.

The Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”) was signed into law on March 27, 2020, and provides various tax relief measures to taxpayers impacted by the coronavirus. The Company has reflected the impact of the CARES Act within its financial statements, including a deduction for eligible expenses paid with the proceeds of the PPP loan.

As of December 31, 2020 and 2019, the Company’s unrecognized tax benefit totaled $0 and $0, respectively. The Company does not expect the liability for unrecognized tax benefits to change in the next twelve months.

The Company has elected to classify tax related accrued interest and penalties as a component of income tax expense.

The Company files income tax returns in the U.S. federal jurisdiction and various state jurisdictions. As of December 31, 2020, the Company was no longer subject to income tax examinations for taxable years before 2017 in the case of U.S. federal taxing authorities, and taxable years generally before 2016 in the case of state and local taxing jurisdictions.

8.	Accrued Expenses and Other Current Liabilities

Accrued expenses and other current liabilities as of December 31 are as follows:

	2020	2019
Professional fees	$58	$57
Royalties and license fees	40	43
Other accrued expenses	64	53
Total accrued expenses	$162	$153

Customer deposits	$92	$87
Taxes payable	-	3
Commissions	9	-
Total other current liabilities	$101	$90

9.	Debt

Long-term debt as of December 31 consists of the following:

	2020	2019
Department of Employment and Economic Development loan	$83	$83
Economic Injury Disaster Loan	57	-
8% 2020 Convertible Notes, $7,651 face amount, due July 2022	7,651	-
Total long-term debt before debt issuance costs and debt discount	7,791	83
Less: current portion of long-term debt	-	-
Less: debt discount (net of accretion of $235 and $0, respectively)	(952)	-
Total long-term debt	$6,839	$83

Future annual principal repayments due on the long-term debt as of December 31, 2020 are as follows:

Years ending	Amount
2021	$-
2022	7,734
2023	1
2024	1
2025	1
Thereafter	53
Total	$7,791

Department of Employment and Economic Development (“DEED”) loan

On March 10, 2015, the Company received an interest free loan from the Minnesota Department of Employment and Economic Development (“DEED”) under the State Small Business Credit Initiative Act of 2010. The funds were received under the Angel Loan Fund Program (“ALF”) which are provided to early-stage small businesses for financial support through direct loans. The DEED approved the Company’s application and provided a principal amount not to exceed $88. Under the terms of the loan, the proceeds shall be used for a business purpose, including, but not limited to, start-up costs, working capital, business procurement, franchise fees, equipment, inventory and construction or renovation of place of business. The loan maturity date is seven years from the execution of the loan agreement, March 10, 2022. If during the seven-year loan term, the Company’s outstanding common stock ownership is transferred in one or more transactions to a single person or entity, the outstanding principal will be payable in full, as well as a 30% premium on the current principal sum of $83.

As of December 31, 2020 and 2019, the outstanding balance on this loan is $83, recorded within long-term notes payable in the balance sheets. The loan has an interest rate of 0.0% and may be prepaid in whole or in part at any time without penalty. However, if a change in control of the Company’s common stock were to occur the earlier of one year from the loan’s prepayment or the end of the seven-year loan term, the Company will be required to repay the loan with a 30% premium. Upon consummation of the merger with Cancer Genetics on March 30, 2021, the Company triggered the 30% repayment premium.

Payroll Protection Plan Loan

In April 2020, the Company applied for and received a $730 loan under the Payroll Protection Plan (“PPP”) as part of the Coronavirus Aid, Relief, and Economic Security Act’s (“CARES Act”). Under the PPP, the Company was able to receive funds for two and a half months of payroll, rent, utilities, and interest cost. The Company has determined that the entire PPP loan will be forgiven resulting in no repayment, including the $10 EIDL grant. The $730 of PPL loan forgiveness was recorded as a reduction of operating costs as follows: $212 of manufacturing and quality expenses primarily included in cost of goods sold - product, $315 of research and development expenses and $203 of selling, general and administrative expenses.

Economic Injury Disaster Loan

The Company applied for and received a $57 Economic Injury Disaster Loan (“EIDL”) loan and a $10 grant from the Small Business Administration in connection with the COVID-19 impact on the Company’s business. This loan bears interest at 3.75% is repayable in monthly installments starting in June 2021 with a final balance due on June 21, 2050. As noted above, the grant was forgiven as has been recorded as other income.

2020 Convertible Notes

On May 4, 2020, the Company launched a $5,000 convertible note offering (“2020 Convertible Notes”) which may be increased by up to $2,000 upon approval by the Board of Directors of the Company in response to investor demand, plus up to $3,891 of notes in exchange for the cancellation of shares of the Company’s Series B shares issued by the Company on or after September 27, 2019 (referred to herein as “B-2 Shares”). The 2020 Convertible Notes bear interest at 8% and are due on July 31, 2022. The 2020 Convertible Notes are initially convertible into Common stock at a discount of 15% to the per share price of the next $2,000 in an equity financing round or upon a merger or acquisition. This discount increases to 20% if a note is outstanding for more than six months and 25% if a note is outstanding for more than 12 months. As of December 31, 2020 an aggregate of $2,925 of the 2020 Convertible Notes had been outstanding six or months and are subject to the 20% discount. The remaining $4,726 of 2020 Convertible Notes are subject to the 15% discount as of December 31, 2020. In connection with this note offer, the Series B-2 shareholders may use their Series B-2 shares as consideration to acquire the 2020 Convertible Notes. As of December 31, 2020, the Company has $7,651 of 2020 Convertible Notes outstanding which includes $2,674 of notes issued to Series B-2 shareholders in exchange for all their Series B-2 shares. The Company determined that the 2020 Convertible Notes should be classified as non-current liabilities as of December 31, 2020. Accrued interest related to the 2020 Convertible Notes aggregated $277 as of December 31, 2020 and was classified as a non-current liability in the Company’s Balance Sheet. The effective interest rate on the 2020 Convertible Notes is 17.04% as a result of the debt discount amortization associated with the share-settlement derivative obligation.

On February 19, 2021, the Company’s stockholders and 2020 Convertible Noteholders approved an increase in the 2020 Convertible Note offering to $10,000.

The 2020 Convertible Notes and accrued and unpaid interest thereunder will convert as follows:

(1) Into the next round of equity securities sold by the Company in a financing providing gross proceeds of at least $2,000 to the Company (excluding conversion of the 2020 Convertible Notes and any other convertible securities) (a “Qualified Financing”); or

(2) Into the Company’s common stock (the “Common Stock”): a) Immediately prior to (I) a reverse merger with a publicly listed company or (II) the closing of an initial public offering, or b) Subject the redemption rights, an acquisition of the Company, a sale of all or substantially all of the Company’s assets and business, a transaction or series of transactions that results in the exclusive licensing of all or substantially all of the Company’s intellectual property, or a liquidation or winding up of the Company or its assets (each, a “Corporate Transaction”)

In all instances, the conversion price of the 2020 Convertible Notes will be the lesser of:

(1) the applicable percentage (the “Applicable Percentage”) below multiplied by the price per share in the Qualified Financing or the then-fair market value per share of Common Stock, as applicable, if the relevant conversion event occurs: a) 0 – 6 months after the Issue Date: 85%; b) greater than 6 months and less than or equal to 12 months after the Issue Date: 80%; or c) greater than 12 months after the Issue Date and before the Maturity Date: 75%; and

(2) a per share price reflecting a pre-money, fully-diluted Company valuation of $57,000, assuming conversion or exercise of all outstanding securities convertible or exercisable for equity securities (other than the 2020 Convertible Notes or any other convertible promissory notes issued after the date hereof) of the Company and the exercise of all outstanding options and warrants to purchase equity securities of the Company, calculated as of immediately prior to the first closing of the Qualified Financing or the event causing conversion into Common Stock, as applicable

10.	Fair Value Measurements

The Company’s 2020 Convertible Notes contain a share settled redemption feature that requires conversion at the lesser of specified discounts from qualified financing price per share or the fair value of the common stock at the time of conversion. The discount changes based on the passage of time between issuance of the convertible note and the conversion event. This feature is considered a derivative that requires bifurcation because it provides a specified premium to the holder of the note upon conversion. The Company measures the share-settlement obligation derivative at fair value based on significant inputs that are not observable in the market. This results in the liability classified as a Level 3 measurement within the fair value hierarchy. The Company has determined the likelihood of conversion event occurring to be 90% likely as of December 31, 2020 due to plans to merge with Cancer Genetics.

The following tables present changes in fair value of the embedded compound derivative for the year ended December 31, 2020:

Embedded Derivative in 2020 Convertible Notes
Balance - January 1, 2020	$-
Additions	1,187
Exercise or conversion	-
Measurement adjustments	503
Balance - December 31, 2020	$1,690

There were no instruments requiring Level 3 fair values in 2019. The carrying value of cash and cash equivalents, short-term and long-term debt approximates fair value given the short-term nature of current debt and that the Company continues to issue 2020 Convertible Notes with similar terms as the convertible debt outstanding at December 31, 2020.

11.	Stockholders’ Equity and Redeemable Preferred Shares

Common Stock

Holders of common stock are entitled to one vote per share, and to receive dividends and, upon liquidation or dissolution, are entitled to receive all assets available for distribution to stockholders. The holders have no preemptive or other subscription rights and there are no redemption or sinking fund provisions with respect to such shares. Common stock is subordinate to the preferred stock with respect to dividend rights and rights upon liquidation, winding up and dissolution of the Company.

Preferred Stock

As of December 31, 2020, and December 31, 2019, the Company had 4,612 shares of Series A Preferred Stock (the “Series A Preferred”) issued and outstanding, respectively. Additionally, as of December 31, 2020, and December 31, 2019, the Company had 3,489 and 3,735 shares of Series B Preferred Stock (the “Series B”) issued and outstanding, respectively (collectively the “Preferred Stock”). The Company has classified the Preferred Stock as temporary equity in the Balance Sheets as the Preferred Shareholders control a Deemed Liquidation Event, as defined below, under the terms of the Series A and Series B Preferred Stock as described below.

During 2020, the Company sold 236 shares of Series B Preferred stock for net proceeds of $1,250. During 2020, owners of 487 shares of Series B Preferred Stock used their shares as consideration to acquire the 2020 Convertible Notes.

Dividends

The Preferred Stock receive non-cumulative dividends at a rate per annum equal to 8% of the applicable original issue price, if and when declared by the Company’s Board of Directors. The Preferred Stockholders receive dividends prior to and in preference to any dividends on Common Stockholders. No dividends on the Preferred Stock have been declared or paid as of December 31, 2020.

Liquidation

Holders of Preferred Stock shares are entitled to receive a liquidation preference prior to any distribution to holders of Common Stock. Upon the occurrence of a Deemed Liquidation Event, Preferred Stock will be redeemed by the Company in an amount equal to the greater of (a) the applicable original issue price per share, plus any declared but unpaid dividends, or (b) the amount a holder of a share of Preferred Stock would receive if the share of Preferred Stock converted to Common Stock immediately prior to the Deemed Liquidation Event. If the amount that would be received under clause (b) then the applicable share of Preferred Stock will be automatically converted into common stock immediately prior to the Deemed Liquidation Event.

Each of the Preferred Stock shares are conditionally puttable by the holders upon “Deemed Liquidation Events,” which includes a merger, consolidation, or a sale of substantially all the Company’s assets. The Company determined that triggering events that could result in a deemed liquidation are not solely within the control of the Company. Therefore, the Preferred Stock is classified outside of permanent (i.e., temporary equity). The Preferred Stock is not being accreted to its liquidation preference, as it is not probable that the Preferred Stock will become redeemable as of December 31, 2020 and 2019. The Company continues to monitor circumstances that may cause the Preferred Stock to become probable of becoming redeemable. Subsequent adjustments to the carrying amounts to accrete up to the Preferred Stock redemption values will be made only when the shares become probable of becoming redeemable. The Preferred Stock is subject to standard protective provisions, none of which provide creditor rights.

Conversion

Preferred Stock is convertible at any time, at the option of the holder, into Common Stock at a conversion rate of 1 to 1 initially, subject to adjustments. The applicable conversion prices of each series of Preferred Stock as of December 31, 2020 are as follows:

Series Issued	Issuance Period	Issuance Price	Number Shares Issued	Total Proceeds Received	Conversion Price
Series A	January 2015 – September 2015	$1.070989	841	$901	$1.070989
Series A	February 2017	2.5540752	1,892	4,832	2.5540752
Series A	February 2017 – April 2017	3.192594	1,879	6,000	3.192594
Series B	August 2018	3.85808	1,317	5,081	3.85808
Series B	August 2018 - February 2019	4.8226	1,951	9,409	4.8226
Series B	September 2019 - March 2020	5.49	236	1,295	5.49

Additionally, all outstanding shares of the Preferred Stock shall automatically be converted into shares of underlying Common Stock upon (A) the Company’s sale of its Common Stock in an underwritten public offering with a price per share of Common Stock of the Corporation of three times the Applicable Stated Value Per Share of Series B Preferred Convertible Stock (the result of which is the “IPO Price”) and which results in gross cash proceeds to the Company of not less than $25,000, net of underwriting discounts and commissions (a “Qualified IPO”), or (B) upon the written consent of the holders of a majority of the Preferred Stock. The current IPO Price is $16.47 per share.

Voting Rights

The holders of Preferred Stock shall vote together as a single class (on an as-converted basis) on all matters. Each holder of Preferred Stock is entitled to the number of votes equal to the number of shares of Common Stock into which such shares of Preferred Stock could be converted.

Beneficial Conversion Features (“BCFs”)

The Company determined at each issuance date of Preferred Stock, which is also the commitment date of each issuance, that the conversion price of each Preferred Stock series was greater than the Common Stock fair value on that date and therefore, no BCF existed to recognize.

Furthermore, the Preferred Stock contains a weighted-average down-round protection provision that reduces the conversion price if the Company issues shares at less than the conversion price or for no consideration.

12.	Stock-Based Compensation

In 2015, the Company adopted a stock compensation plan (the “Plan”) pursuant to which the Company’s Board of Directors may grant stock options or no vested shares to officers, key employees, and non-employee consultants. The Plan was amended in 2017 to authorize 677 shares issuable. The Plan was subsequently amended in 2019 to authorize grants to purchase up to 1,177 shares. Stock options can be granted with an exercise price equal to or greater than the stock’s fair value at the date of grant. All awards have 10-year terms and vest based on terms defined in each individual grant agreement.

Because the Company’s shares are not publicly traded and its shares are rarely traded privately, expected volatility is estimated based on the average historical volatility of similar entities with publicly traded shares. The risk-free rate for the expected term of the option is based on the U.S. Treasury yield curve at the date of grant.

The Company uses a simplified method to determine the expected term for the valuation of employee options. This method effectively assumes that exercise occurs over the period from vesting until expiration, and therefore the expected term is the midpoint between the service period and the contractual term of the award. The simplified method is applicable to options with service conditions. For options granted to nonemployees, the contractual term is used for the valuation of the options.

As of December 31, 2020, there were 248 additional shares available for the Company to grant under the Plan. The grant-date fair value of each option award is estimated on the date of grant using the Black-Scholes-Merton option-pricing model. The assumptions for 2020 and 2019 grants are provided in the following table.

	2020	2019
Valuation assumptions
Expected dividend yield	0.0%	0.0%
Expected volatility	85.0 – 88.3%	77.9 – 80.9%
Expected term (years) – simplified method	5.2 – 10.0	5.0 – 6.1
Risk-free interest rate	0.24 – 0.60%	1.8 – 2.1%

Stock option activity during the for the years ended December 31, 2020 and 2019 is as follows:

	Number of Options	Weighted average exercise price	Weighted average remaining contractual term
Balance as of January 1, 2019	545	$1.13	8.0
Granted	141	1.94
Exercised	(36)	1.47
Forfeited	(54)	1.24
Expired	(87)	1.24
Balance as of December 31, 2019	509	$1.30	7.4
Granted	593	2.01
Exercised	(76)	1.64
Forfeited	(91)	1.76
Expired	(179)	1.02
Balance as of December 31, 2020	756	$1.82	8.7
Exercisable as of December 31, 2020	340	$1.61	6.9

The weighted average grant-date fair value of options granted during the years 2020 and 2019 was $1.42 and $1.30, respectively. The aggregate intrinsic value of options outstanding as of December 31, 2020 was $141. The intrinsic value of options exercisable was $137 as of December 31, 2020. The total intrinsic value of options exercised was $27 and $17 for the years ended December 31, 2020 and 2019, respectively.

The Company recognized stock-based compensation related to different instruments for the years end December 31, as follows:

Stock-comp type	2020	2019
Stock options	$216	$223
Shares issued to nonemployees	70	73
Shares issued to employees	86	7
Total	$372	$303

As of December 31, 2020, there was $294 of total unrecognized compensation cost related to unvested stock options granted under the Plan. That cost is expected to be recognized over a weighted average period of 2.3 years. The total fair value of shares vested during the years ended December 31, 2020 and 2019 was $156 and $180, respectively.

13.	Loss Per Share

Basic loss per share is computed by dividing the net loss after tax attributable to common stockholders by the weighted average shares outstanding during the period. Diluted loss per share is computed by including potentially dilutive securities outstanding during the period in the calculation of weighted average shares outstanding. The Company did not have any dilutive securities during the periods presented; therefore, diluted loss per share is equal to basic loss per share.

Presented in the table below is a reconciliation of the numerator and denominator for the basic and diluted loss per share calculations for the years ended December 31:

	2020	2019
Net loss	$(8,650)	$(8,956)
Basic and diluted weighted average shares outstanding	2,486	2,417
Net loss per shares attributable to common stockholder, basic and diluted	$(3.48)	$(3.71)

The following securities were not included in the computation of diluted shares outstanding because the effect would be anti-dilutive:

	2020	2019
Series A Preferred Stock	4,612	4,612
Series B Preferred Stock	3,489	3,735
Series A Warrants	49	49
Series B Warrants	10	10
2020 Convertible Notes	1,679	-
Stock Options	756	509
Total	10,595	8,915

14.	Preferred Stock Warrants

In connection with the issuance of the Series A Convertible Preferred and Series B Convertible Preferred, the Company issued warrants (the “Series A Warrants” and “Series B Warrants”, respectively, and collectively, the “Warrants”) as compensation to non-employee placement agents. The Series A Warrants and Series B Warrants were issued on April 28, 2017 and May 18, 2019, respectively. The Warrants allow the holder to purchase 49 shares of Series A Convertible Preferred and 10 shares of Series B Convertible Preferred, respectively, at any time prior to the expiration of the Warrants. The Company determined the Warrants should be classified as equity as they were issued as vested share-based payment compensation to nonemployees. The Warrants are recorded in stockholders’ equity at fair value upon issuance with no subsequent remeasurement.

15.	Segment Information

The Company reports segment information based on how the Company’s chief operating decision maker (“CODM”), regularly reviews operating results, allocates resources and makes decisions regarding business operations. For segment reporting purposes, the Company’s business structure is comprised of one operating and reportable segment.

Substantially all revenue for the years ended December 31, 2020 and 2019 was generated from customers located in the United States. Customers representing 10% or more of the Company’s total revenue for the years ended December 31, 2020 and 2019 are presented in the table below:

	2020	2019
Customer A	9%	11%
Customer B	26%	5%
Customer C	13%	8%

16.	Commitments and Contingencies

(a)	Legal Proceedings

None.

(b)	Guarantees and Warranties

None.

(c)	Minnesota Angel Tax Credit

During 2015 and 2016, the Company raised capital under the Minnesota Angel Tax Credit program, which provides a 25% State of Minnesota income tax credit to Company investors for each qualifying dollar of investment. Pursuant to this program, the Company is required to maintain certain employment-based metrics within the State of Minnesota. If the Company does not meet these employment metrics during the five-year period from the qualifying investor investment in the Company, it will be required to repay a portion of the tax credits received by its investors from the State of Minnesota. As of December 31, 2020, the Company was contingently liable for $93 of the Angel Tax Credits received by its investors. The Company has met the minimum employment metrics as of December 31, 2020 and for all prior years and therefore, does not expect to repay Angel Tax Credits received by its investors.

17.	Related Party Transactions

In January 2020, a Company officer advanced $25 to the Company. On August 12, 2020, to settle debt and accrued interest aggregating $26 owed to the Company officer, the executive used this amount to exercise an existing vested Company stock option and was issued 13 shares of common stock.

In June 2020, a Company officer and Board member advanced $55 to the Company. On July 10, 2020, the Company rolled over this matured loan into a new $55 loan. On August 12, 2020, principal and accrued interest owed to the officer and Board member were converted into the 2020 Convertible Notes at the same terms of other third-party investors.

During 2020, related parties including Board members, officers of the Company or their immediate family (“Related Parties”) converted $1,101, or 201 shares of Series B-2 Preferred Stock into the 2020 Convertible Notes. These Related Parties and a more than 5% owner of Series B Preferred stock purchased for cash $1,471 of the 2020 Convertible Notes in 2020. Further, during 2020 a sibling of a Company officer purchased 8 shares of Series B Preferred Stock for $44. In all instances the terms of these transactions were the same as third-party investors.

During 2020, three Company executives deferred a portion of their compensation pursuant to the terms of their employment agreements. To settle all deferred compensation amounts through July 31, 2020 aggregating $86, the Company issued 43 restricted common shares. Any compensation deferred by these three executives between August 1, 2020 and the closing date of the Cancer Genetics merger, will be paid prior to such merger. As of December 31, 2020, two of the three executives have deferred compensation of $38.

18.	Subsequent Events

The Company has evaluated subsequent events from the balance sheet date through March 30, 2021, the date at which the financial statements were available to be issued.

Financing Activities

2020 Convertible Notes

Effective February 8, 2021 the Company’s shareholders and 2020 Convertible Note holders approved amendments to the 2020 Convertible Notes to allow for the issuance of up to $10,000 in 2020 Convertible Notes for cash (plus up to approximately $3,891 of 2020 Convertible Notes in exchange for the cancellation of Series B Preferred stock) as well as modifications to the financing’s terms for any 2020 Convertible Noteholder that invested at least $3,000 of cash since May 4, 2020 in the offering (a “Major Investor”). As of March 12, 2021 the Company completed the $10,000 2020 Convertible Note offering. The Company raised $5,022 from the sale of 2020 Convertible Notes from January 1, 2021 through March 12, 2021 of which $3,893 were to related parties, including Board members as well as a more than 5% owner of Series B Preferred stock. For any Major Investor, the modified terms provide for a fixed conversion discount on the 2020 Convertible Notes of 20% and a common stock warrant equal to 20% of the amount invested in all 2020 Convertible Notes by such Major Investor divided by $2.01 per share. One 2020 Convertible Note holder that had previously invested $1,250 in the offering invested an additional $3,000 on February 23, 2021 and received a warrant to purchase approximately 423 shares of the Company’s common stock at an exercise price of $2.01 (the “Major Investor Warrant”). Upon consummation of the merger with Vyant Bio, Inc (“Vyant” formerly Cancer Genetics) on March 30, 2021, the Major Investor Warrant was exchanged for a warrant to acquire shares of Vyant common stock.

Series C Preferred Stock

Effective March 15, 2021, the Company’s shareholders approved the merger with Cancer Genetics and the authorization of $2,000 of the Company’s Series C Preferred Stock (“Series C”). Concurrent with receipt of this approval, the Company issued 602 shares of Series C to an investor. Upon consummation of the merger with Cancer Genetics, the Series C was exchanged for Cancer Genetics common stock at a 15% discount to the five-day volume-weighted-average price (“VWAP”) of the CGIX common stock, subject to a $85,000 valuation cap.

DEED Loan

On March 30, 2021 the Company repaid its $83 loan from DEED.

PPP Loan Escrow

The Company submitted its PPP loan forgiveness application to its bank and the SBA in March 2021. As the SBA is still processing the PPP loan forgiveness application at the time of the merger with Cancer Genetics, Inc., the Company was required to fund an escrow account equal to the PPP loan principal amount plus accrued interest. On March 26, 2021 the Company placed $738 into the escrow account. The escrow account will remain in place until the SBA finalizes its review of the Company’s PPP loan forgiveness application. The $738 will be classified as restricted cash.

Cancer Genetics Merger

On March 30, 2021, the Company consummated its merger with Cancer Genetics. Concurrently with the closing, Cancer Genetics changed its name to Vyant Bio, Inc. and all of the Company’s common and preferred shares (after being converted to common stock immediately prior to the merger), preferred share warrants (other than the Major Investor Warrant) as well as the 2020 Convertible Notes (after being converted to common stock immediately prior to the merger) were exchanged for shares of Vyant common stock. Further, the Company’s outstanding common stock options at the time of the merger were assumed and converted into options to acquire Vyant common stock, and the Major Investor Warrant was exchanged for a warrant to purchase Vyant common stock as described above.